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                               EXHIBIT "A"

FOR IMMEDIATE RELEASE         Contact:  Jay W. Pauly, President & CEO
                                        LeRoy E. Carlson, VP & CFO
                                        (310) 476-7793


                 REAL ESTATE INVESTMENT TRUST OF CALIFORNIA
                     REPORTS FINANCIAL RESULTS FOR THE
                    FOURTH QUARTER AND FISCAL YEAR 1995


LOS ANGELES, January 16, 1996 -- Real Estate Investment Trust of California (NYSE: RCT) reported financial results for the fourth quarter and fiscal year ended December 31, 1995.
     For the fourth quarter of 1995, net income was $2,126,000 vs. $2,549,000 before gains on sales of real estate ($9,378,000 in 1995 and $272,000 in 1994). Revenues for the quarter were $8,587,000 for 1995 vs. $8,467,000 for 1994. Funds from operations were $3,520,000, or $0.38 per share, compared to $3,759,000, or $0.40 per share, for the same period in 1994. Funds from operations and net income were adjusted by a one-time charge of $302,000, or $0.03 per share, for environmental clean-up work required on two retail centers as the result of soil and water contamination from a dry cleaning facility at Santa Fe Springs Plaza (Santa Fe Springs, CA) and soil contamination from a dry cleaners at Central Shopping Center (Ventura, CA).
     For the year 1995, net income before gains on sales of real estate -- was $9,848,000, or $1.05 per share, compared to $10,477,000, or $1.16 per share, for 1994. Funds from operations increased 4% to a record $15,339,000, or $1.64 per share, compared to $14,793,000, or $1.60 per share in 1994. Operating revenues for 1995 increased 17% to $34,047,000 from $29,148,000 in 1994.
     The Trust believes that funds from operations is an appropriate supplemental measure of operating performance. FFO is calculated by adding back non-cash depreciation and amortization to net income.
     Jay W. Pauly, President and Chief Executive Officer of the Trust, stated, "The improved operating results were generated from increased earnings in the multifamily portfolio as well as improved revenue in some of the commercial properties. Occupancy of the apartments was 95% in the fourth quarter. Rent increases were generated in all of the Trust's multifamily communities outside of southern California and San Diego County."

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Real Estate Investment Trust of California 4Q & FY 95 Results .......
January 16, 1996


     The Trust continued its orderly disposition of the commercial portfolio with the December 1995 sale of the 177,000-square-foot Target/Food 4 Less Center in Oxnard, California for $10.3 million. The funds will be allocated to a yet-to-be identified multifamily project through a tax-deferred exchange. During the fourth quarter, the Trust also sold the 24-year old, 173-unit Ocotillo Apartments in Phoenix for $3.7 million and purchased the 3-year old, 173-unit Canterbury Downs Apartment, in Sacramento for $9.4 million.
     Previously, the Trust announced a regular cash dividend of $0.355 per share, payable January 18, 1996 to shareholders of record on December 29, 1995.
     On October 11, 1995, BRE Properties and Real Estate Investment Trust of California announced the execution of a definitive agreement in which the two companies will be merged, forming one of the largest multifamily real estate investment trusts in the western United States.
     The Trust is an equity-oriented, regionally focused, self-administered real estate investment trust that invests in and manages quality income-producing properties that offer attractive current returns and solid potential for long-term appreciation.
     The Trust holds 41 properties in California, Arizona and Nevada, primarily apartment complexes. The multifamily portfolio now totals 3,655 units and represents more than 70% of the Trust's overall investment in real estate.
     NOTE: Current disclosure and investor information is available by accessing the company's Internet Site at http://reitcal.com

                       (Table follows)

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                     FINANCIAL HIGHLIGHTS

              (in thousands, except share data)

INCOME STATEMENT HIGHLIGHTS

                                        Quarter end Dec. 31,
                                      1995               1994
-----------------------------------------------------------------------
Revenues                            $   8,587         $    8,467
Net income (before gains on         $   2,126         $    2,549
sales of real estate)
     per share                      $    0.23         $     0.28
Net income                          $  11,504         $    2,821
     per share                      $    1.23         $     0.31
Funds from Operations*              $   3,520         $    3,759
     per share                      $    0.38         $     0.40
Weighted average shares                 9,371              9,263
outstanding (000)
Distributions to shareholders       $   3,327         $    3,299
     per share                      $   0.355         $    0.355

                                   Twelve Months ended Dec. 31,
                                      1995               1994
-----------------------------------------------------------------------
Revenues                            $  34,047         $   29,148
Net income (before gains on
sales of real estate)               $   9,848         $   10,477
     per share                      $    1.05         $     1.16
Net income                          $  19,226         $   10,749
     per share                      $    2.06         $     1.16
Funds from Operations*              $  15,339         $   14,793
     per share                      $    1.64         $     1.60
Weighted average shares
outstanding (000)                       9,340              9,267
Distributions to shareholders       $  13,275         $   12,746
     per share                      $    1.42         $    1.375

BALANCE SHEET HIGHLIGHTS
                                  At December 31,    At December 31,
                                      1995               1994
-----------------------------------------------------------------------
Total assets                        $ 207,673         $  198,965
Notes payable                       $  95,424         $   93,876
Shareholder's equity                $ 112,250         $  105,090
     per share                      $   11.98         $    11.31
Shares outstanding                      9,372         $    9,294

* Funds from Operations, computed as per National Association of Real Estate Investment Trusts, Inc. standard, is calculated by adding back the non-cash depreciation and amortization of Direct Finance Lease charges to net income. The Trust believes that Funds from Operations is an appropriate supplemental measure of operating performance.